Exhibit 99.1

NEWS RELEASE

Corporate Contact	Investor Relations

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 1464	Phone: 212-564-4700
Fax: 727-579-8067	Fax: 212-244-3075
ir@mts-mt.com	plrmail@plrinvest.com

MTS ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED MARCH 31, 2009

Revenue Up 32% — EPS Up 19% for the Year
Provides General Business Update

ST. PETERSBURG, Fla. – June 16, 2009 – MTS Medication Technologies, Inc. (NasdaqCM:MTSI), an international provider of medication adherence packaging systems, today announced its financial results for its fourth quarter and year ended March 31, 2009.

Fourth Quarter

Revenue for the fourth quarter increased 20% to $17.0 million from $14.2 million in the prior year. Net income was $865,000, or $0.13 per diluted common share, compared with $136,000, or $0.02 per diluted common share, in the prior year. Gross margin for the fourth quarter increased to 37.8% compared with 35.1% in the prior year. SG&A expenses were down to $4.3 million from $4.4 million in the prior year. Operating profit was $1.4 million, or 8.3%, compared to an operating loss of $259,000 in the prior year.

Fiscal Year

Revenue for the 2009 fiscal year increased 32% to $76.3 million from $57.8 million in the prior year. Net income increased to $2.5 million, or $0.37 per diluted common share, from $2.1 million, or $0.31 per diluted common share, in the prior year. Gross margin for the fiscal year declined to 33.2% compared with 37.9% the prior year. SG&A expenses rose to $18.3 million compared with $15.7 million in the prior year. Operating profit was $4.1 million, or 5.4%, compared with $3.4 million, or 5.9%, in the prior year. Operating cash flow was $5.6 million compared with $859,000 in the prior year. Total outstanding debt was reduced by $3.6 million in fiscal year 2009.

Todd E. Siegel, President and Chief Executive Officer, commented, “Our consolidated revenue for both the fourth quarter and the 2009 fiscal year increased over the prior year primarily due to the delivery of twenty-three OnDemand® machines to our largest customer. We are very pleased with the progress made on this significant contract, and we believe we have been successful in providing a new generation of state-of-the-art pharmacy automation.”

“In the U.S., we continue to be successful in adding and retaining new independent pharmacy customers and also benefit from the growth experienced by our existing national accounts. As a result, our consumable product sales in the U.S. increased almost 9% this year. In Europe, our sales growth was approximately 19% when expressed in both the British Pound and the Euro. However, a strengthened U.S. Dollar affected our dollar-denominated European sales, and therefore, European net sales increased only 4% when expressed in the U.S. Dollar.”

Our gross margin decreased in fiscal year 2009 compared with the prior year because of the lower gross margins we realized on the OnDemand machine sales and the impact of a stronger U.S. Dollar on European consumable sales. Despite these factors, we were successful in generating $5.6 million in operating cash flow and used our free cash flow to reduce our debt by 31%.

Although we saw an increase in our SG&A expenses, we had anticipated that it would be necessary to add costs to the organization to fully install, train and support the OnDemand contract with Omnicare. In addition, our R&D spending in fiscal 2009 was much higher than the prior year as we continued to invest in the development of new products and markets to help fuel our future growth.

Segment Results

Net Sales

	Three Months Ended March 31,		Twelve Months Ended March 31,

	(In Millions)
	2009	2008	2009	2008

Consumables	$13.6	$12.7	$53.9	$50.4
Packaging Automation	$3.1	$1.4	$21.7	$7.2
Medication Administration Systems	$0.3	$0.1	$0.6	$0.2

Gross Margin

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2009	2008	2009	2008

Consumables	41.9%	40.3%	40.8%	42.2%
Packaging Automation	20.0%	5.6%	14.6%	8.7%
Medication Administration Systems	36.4%	9.3%	21.2%	4.3%

Operating Profit (Loss)/Margin

Operating profit (loss), as presented below, is net sales less the cost of sales and other operating expenses that are directly identifiable to the respective segment, or if not directly identifiable to a segment, allocated on the basis of sales or manpower. Operating profit (loss) is reconciled to earnings before income taxes in the Consolidated Financial Statements included in the Company’s Form 10-K filed with the SEC.

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2009	2008	2009	2008

	(In Thousands, Except for Percentages)

Consumables	$2.0	$1.4	$7.3	$7.4
	14.7%	11.7%	13.5%	14.8%
Packaging Automation	$(0.2)	$(1.0)	$(1.1)	$(2.8)
	(7.6%)	(54.8%)	(5.0%)	(39.8%)
Medication Administration Systems	$(0.2)	$(0.2)	$(1.4)	$(0.6)
	(57.0%)	(225.3%)	(219.0%)	(254.9%)

Todd Siegel continued, “Our operating margins in the Consumables segment felt the effect of the stronger U.S. Dollar as it relates to punch cards manufactured in the U.S and sold in Europe. We also experienced increases in our raw material costs during the first half of fiscal 2009 as the price of oil spiked. We reacted to these cost increases, as well as higher transport fuel costs, by adjusting selling prices and introducing cost saving measures in our manufacturing processes.”

“We were successful in significantly reducing our operating losses in the Packaging Automation segment by virtue of the additional profit realized on the OnDemand machines we sold this year. Although we expect this segment to operate at a loss for the near future, we continue to view this as an important investment in light of its contribution to the Consumables segment.”

“MedLocker® sales finished strong for the 2009 fiscal year, and we expect that this product will generate increased gross profit in fiscal 2010. In addition, we are optimistic that our MedTimes® pilot sites will help validate the positive return on investment that pharmacies can achieve, and thereby, begin to contribute to our Medication Administration Systems segment.”

Siegel continued, “We consider fiscal year 2009 a very successful year, and we are proud of our accomplishments in terms of growth, profitability and cash flow during very challenging economic times.”

The Company also announced today that it has discontinued its practice of providing revenue and EPS guidance for future periods.

However, the Company expects operating margins in its Consumables segment to increase in fiscal year 2010, compared with fiscal year 2009, primarily due to the increased product margin that we expect to result from growth in net sales for this segment in both the U.S. and Europe.

Although the Company expects that its Packaging Automation segment will continue to operate at a loss in fiscal year 2010, we believe the value of this segment is inherent in its ability to support and grow the recurring revenue and profitability of the Consumables segment. The Company intends to continue to invest in its Medication Administration Systems segment and plans to evaluate it on an ongoing basis as pilot sites progress.

MTS also announced today that it has entered into an exclusive agreement with Microfil LLC to license and develop the Microfil automated robotic medication dispensing system. Founded in 2002 by its CEO Rusty Baker, Microfil has designed an under-the-counter pill dispensing system to store, retrieve, fill by count and label prescription medications into a vial. The system is designed for use in high volume retail pharmacies, and six systems to date have been in operation in that market for several years. The terms of the agreement grant MTS exclusive rights to Microfil’s intellectual property and to manufacture and sell the systems. During the initial phase of the agreement, the parties will cooperate to fully commercialize the product and begin to manufacture and sell systems to retail pharmacies.

Siegel said, “We are pleased to begin this relationship with Microfil. Rusty Baker developed the Baker Cell equipment that was widely used by retail and central fulfillment pharmacies prior to being acquired by a large pharmaceutical wholesaler in 1998. Microfil has now developed a product that we believe has a competitive advantage due to its space saving, under-the-counter profile and improved technology. We are optimistic that our manufacturing, assembly, installation, training and support infrastructure can be leveraged to provide MTS an opportunity to compete in what we believe to be a substantial market in the U.S.”

MTS has also entered into agreements with two pharmacies, one in Ohio and the other in Indiana, to install the MedTimes medication administration system into nursing homes as pilot sites. These should be fully operational within six weeks and are expected to last for approximately six months. The sites will provide MTS and its customers with information regarding the benefits that MedTimes can offer both to institutional pharmacies and skilled nursing facilities.

“We believe this is a very important step in the evolution of our MedTimes product,” added Siegel. We are pleased to have received Board of Pharmacy approvals in Ohio and Indiana to proceed with these pilot sites. We believe these opportunities will allow us to demonstrate how our medication administration system can provide both substantial improvements in quality and help validate the attractive returns on investment for pharmacies and nursing homes. We are optimistic that successful results will allow us to roll out MedTimes to more of our institutional pharmacy customer base.”

“Our expansion in the retail pharmacy market with our RxMap™, multi-med product has continued, and pilot programs are underway with two retail drug store chains. One is with a regional chain in the Midwestern United States, and the other is in the United Kingdom with our largest international customer, which is also one of the largest chains in the Europe. The U.S. site will be manually filling custom blister packs and measuring customer response during the next six to nine months. Our U.K. customer has been using multi-med blister packs for several years and has already validated customer acceptance, and its pilot will focus on the use of automation to improve fulfillment. We recently signed an agreement to place an OnDemand Multi-Med in a central fulfillment site for this customer and expect to deliver the machine in our second quarter beginning July 1, 2009. In addition to the placement of OnDemand Multi-Med in England, we have delivered additional machines in Germany and Spain to service independent pharmacies in those markets.”

Siegel concluded, “We believe fiscal 2010 will be a very exciting and challenging year for the Company. Our Consumables segment continues to show steady growth and sufficient operating cash flow to fund our investment in the Packaging Automation and Medication Administration Systems segments, while providing free cash flow to reduce our debt. We are optimistic that our investments in automation will yield a positive return to our stockholders as we continue to expand our penetration of new markets for our products.”

Notice of Conference Call

Management of the Company will host a conference call today at 11:00 a.m. Eastern Time. To access the conference call, please telephone 888-459-5609 and enter 14238961 for the conference ID number. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mts-mt.com.

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication adherence packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “believes”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or expected sales are forward-looking statements, as is any statement regarding the potential growth of our core business and incremental revenue from our OnDemand, MedLocker and MedTimes product, as are any statements related to future equipment sales or concerning general economic conditions in the United States and elsewhere. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. Statements in the Press Release describe factors, among others, that could contribute to or cause such differences. Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom or German healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation ,foreign exchange rate risks, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

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MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2009 AND 2008
(In Thousands)
(Unaudited)

ASSETS

	2009	2008

Current Assets:
Cash	$493	$662
Restricted Cash	79	158
Accounts Receivable, Net	8,567	8,213
Inventories, Net	10,001	14,504
Prepaids and Other	708	2,528
Deferred Tax Asset	393	495

Total Current Assets	20,241	26,560

Property and Equipment, Net	8,127	7,746
Goodwill	1,196	1,161
Other Intangible Assets, Net	531	783
Other Assets, Net	1,831	2,198

Total Assets	$31,926	$38,448

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$6,170	$8,653
Current Maturities of Long-Term Debt	19	74
Current Maturities of Related Party Note Payable	–	106
Customer Deposits	1,330	4,123

Total Current Liabilities	7,519	12,956

Long-Term Debt, Less Current Maturities	8,196	11,691
Other Liabilities	1,211	834
Deferred Tax Liability, Net	612	376

Total Liabilities	17,538	25,857

Stockholders’ Equity:
Common Stock	65	64
Capital In Excess of Par Value	10,500	10,137
Accumulated Other Comprehensive (Loss) Income	(674)	374
Retained Earnings	4,825	2,344
Treasury Stock	(328)	(328)

Total Stockholders' Equity	14,388	12,591

Total Liabilities and Stockholders' Equity	$31,926	$38,448

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands; Except Earnings Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,		Year Ended March 31,

	2009	2008	2009	2008

Net Sales	$16,973	$14,151	$76,275	$57,809

Costs and Expenses:
Cost of Sales	10,550	9,189	50,966	35,880
Selling, General and Administrative	4,333	4,355	18,266	15,716
Depreciation and Amortization	684	866	2,948	2,785

Total Costs and Expenses	15,567	14,410	72,180	54,381

Operating Profit (Loss)	1,406	(259)	4,095	3,428

Interest Expense	103	136	479	637

Income (Loss) Before Taxes	1,303	(395)	3,616	2,791

Income Tax Expense (Benefit)	438	(531)	1,135	736

Net Income	865	136	2,481	2,055

Net Income Per Basic Common Share	$0.13	$0.02	$0.38	$0.32

Net Income Per Diluted Common Share	$0.13	$0.02	$0.37	$0.31